Exhibit 99.1

FOR IMMEDIATE RELEASE

Petro River Oil to Drill Exploration Well in Kern County, California

New York, NY, June 27, 2017 (GLOBE NEWSWIRE) — Petro River Oil Corp (OTCBB: PTRC) (“Petro River” or the “Company”), an independent oil and gas exploration company, announced today it will spud the Cattani-Rennie 47X-15 exploration well (the “CR 47X”) in the Sunset Boulevard prospect in Kern County, California this week.

The CR 47X will be the first well drilled by Petro River and its partners in the Sunset Boulevard prospect based on recently acquired 3-D seismic, which has identified several prospects in the Kern County field. The Kern County field has potential prospective resources totaling up to 50 million barrels of oil in multiple pay zone opportunities. The CR 47X well will cost approximately $2 million and will be drilled to a depth of 9,000 feet. The CR 47X will test both the upper Miocene development opportunity and sub-trust Jewett and Vedder sandstone targets. Initial results are expected in approximately 30 days.

Petro River owns a 19.25% interest in the Kern County field based on a 13.75% direct working interest and 5.5% indirect working interest through its 20% equity investment in Horizon Energy Partners, LLC. Historically, since its 1933 discovery, this area of Kern County has produced over 100 million barrels of oil and equivalents from six distinct reservoirs. Our 3-D survey constitutes the first modern seismic data (including both 2-D and 3-D) acquired over this geologically complex field resulting in potential prospective resources totaling over 50 million barrels of oil.

“Petro River is continuing its 3-D seismic strategy, following multiple successes in Osage County, Oklahoma to identify overlooked and much larger prospects in California. Success in the Kern County field will have a significant impact on cashflow, reserves and drilling inventory for Petro River,” stated Stephen Brunner, President of Petro River.

ABOUT: PETRO RIVER OIL CORP

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma and Kern County, California. Petro River’s strategy is to apply modern technology, such as 3-D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 20% equity interest in Horizon Energy Partners, LLC and its’ president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.